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                                                                    EXHIBIT 10.3

                   Form Of Amended Distributor Sales Agreement
                  Between The Registrant And Its Distributors


                              THERMWOOD CORPORATION
                        AUTHORIZED DISTRIBUTOR AGREEMENT
                           MACHINING PRODUCTS DIVISION

This agreement entered into by and between Thermwood Corporation, an Indiana Corporation, and the undersigned, hereinafter referred to as the Distributor.

WITNESSETH THAT:

WHEREAS, Thermwood is engaged in the design, development, engineering, manufacturing and marketing of certain machinery products, hereinafter refereed to as Thermwood Products; and WHEREAS, Distributor is engaged in the sale of certain industrial equipment to certain end use purchasers, hereinafter referred to as the Distributor's Customers; and

WHEREAS, Thermwood and Distributor are desirous of entering into an agreement whereby Thermwood would sell to Distributor and Distributor would purchase from Thermwood said Products and Technical Services for resale by Distributor to Distributor's Customers under the following terms and conditions.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree to as follows:

1. SALE AND PURCHASE - Thermwood shall sell to Distributor and Distributor shall purchase from Thermwood those products set forth in the Authorized Dealer Manual as being offered by the Machining Products Division and Technical Services Division of Thermwood Corporation. The sale of said Products by Thermwood to Distributor shall be subject to the "Terms and Conditions of Sale" and "warranties" as set forth in the Authorized Dealer Manual unless otherwise agreed to in writing by both Distributor and Thermwood. The acceptance by Thermwood of Distributor's purchase order shall not constitute Thermwood's agreement to any terms and conditions in Distributor's purchase order that are in conflict with this Agreement unless such conflicting terms and conditions are specifically agreed to by Thermwood in Thermwood's written notification to distributor of acceptance of the purchase order.
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2. PRICES - The retail sales price of Thermwood Products is set forth in the
Authorized Dealer Manual. The Distributor may purchase Products from Thermwood at a price equal to the retail sales price less twenty (20) percent. If the Distributor purchases a Cartesian 5 machining system and utilizes it for demonstrations to customers, Distributor may purchase Products from Thermwood at a price equal to the retail sales price less twenty (20%) percent.

Distributor shall be responsible for and pay the cost of drayage, rigging, delivery and insurance of Products from the FOB point, Thermwood's manufacturing site, to the installation site. Such payment shall be due upon presentation of invoice by Thermwood. In the event that the delivery date is delayed by Distributor (as, for example but not limited to, delays in preparation of or deficiencies in the installation site), Distributor shall pay Thermwood interest at the highest legal rate on the unpaid part of the Purchase Price of Products for each day of said delay.

The prices shown in the Authorized Dealer Manual do not include applicable taxes resulting from any sale under this Agreement. All taxes or other levies (except taxes upon income to Thermwood) resulting from any sale under this Agreement, including but not limited to advalorem, property, sale, use or other taxes which may be payable or collectable not or in the future by Thermwood as a result of the sale, delivery, installation or maintenance of Products, shall be billed to and paid by Distributor upon presentation of suitable documentation from Thermwood.

Thermwood reserves the right at any time upon written notice to change it prices applicable to any or all of the Products within the scope of this Agreement. Any such price change shall not operate to alter any price set forth in any purchase order tendered by Distributor and accepted by Thermwood or any pending bid made or approved by Thermwood.



3. TERMS OF PAYMENT - The terms of payment for Products are set forth in the Authorized Dealer Manual. Non-Payment when due of any part of the Purchase Price or any costs hereunder shall entitle Thermwood to take possession of Products without further notice to Distributor and without prejudice to Thermwood's rights under this Agreement. Distributor agrees to allow Thermwood free and unencumbered access to Products for the purpose of removing said products until the Purchase
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Price and all costs hereunder have been paid to Thermwood. Thermwood may pursue alternate or additional and cumulative remedies provided by law.

4. DELIVERY - Delivery of any product is understood to take place at the point in time when the Product is placed in possession of Distributor's forwarding agent at the relevant FOB point. If the forwarding agent is selected by Thermwood, such agent shall act as an agent of Distributor.

Distributor assumes all responsibility for ordered Products from the point of delivery of the Products; no loss or damage from any cause during the period between such delivery and Distributor settlement therefore, in full, shall relieve Distributor from any obligation hereunder.

Notice of claims for shortage in shipment under this agreement must be given within fifteen (15) days after receipt of the shipment.

5. DELAYS - Delivery dates are estimates only and Thermwood shall not be liable to Distributor or others for any damages or expense caused by any delay in delivery of Products by Thermwood under this Agreement. Where such delay is due to causes beyond Thermwood's control, delivery dates will be extended.

6. TITLE TO EQUIPMENT - Title to Products shall pass to Distributor upon delivery in accordance with the provisions set forth in 4. above. Thermwood shall retain a security interest in Products until complete payment is made by Distributor.

7. PRODUCT MODIFICATIONS AND CHANGES Thermwood reserves the right at any time and without notice to effect modifications in the construction of products and to add improvement to products covered by this Agreement. Thermwood reserves the right to discontinue the manufacture of any model or to make changes in the design of Products covered by this Agreement, whether or not orders therefore have been previously accepted or approved.

9. PATENT INFRINGEMENT INDEMNIFICATION - Thermwood shall indemnify Distributor and hold Distributor harmless from any loss incurred as a result of any suit brought against Distributor for infringement of any U.S. patent as a result of the sale by Distributor of Products, on the conditions that: a) Distributor promptly notifies Thermwood of any claim of infringement asserted against Distributor, b) Distributor fully cooperates with and assists Thermwood in any defense undertaken by Thermwood in response to such claim, including any litigation
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in which such claim is asserted, and any settlement thereof. Thermwood shall not be liable for any patent infringement or claim thereof based upon use of the Product in combination with other equipment not supplied by Thermwood or based upon use of the Product in other than those uses recommended by Thermwood.

10. ALTERED PRODUCTS LIABILITY Distributor and/or its Customer shall indemnify Thermwood and hold Thermwood harmless from all loss, damage, costs and expenses, of whatever nature, including attorney's fees, arising from or in any way connected with any injury to person or damage to property resulting from unauthorized modification or alteration of Products, or from the negligence or willful misconduct of Distributor and/or any of its Customers in the possession or use, including demonstration or display, of Products.

11. CONFIDENTIAL INFORMATION Distributor shall take appropriate action to maintain in confidence all confidential information of Thermwood made available to Distributor. Upon expiration or termination of this Agreement, Distributor shall discontinue and subsequently refrain from any appropriation of said confidential information to the use or benefit of Distributor or any other party not a party to this Agreement, and shall deliver and/or cause to be delivered to Thermwood all documentation embodying said confidential information in the custody, possession or control of Distributor.

12. DURATION OF AGREEMENT - This Agreement shall succeed and replace any and all previous agreements between the parties and shall continue to full force and effect for a period of one (1) year. Agreement shall then be renewed automatically for successive individual periods of one (1) year unless terminated by either party with ninety- (90) days written notice.

13. RELATIONSHIP OF THE PARTIES Neither party hereto shall be deemed to be an agent or other representative of the other party hereto and nothing in this Agreement shall be construed or interpreted to confer any authority of either party hereto to bind the other party hereto with respect to any third party in any manner whatsoever.

14. JURISDICTION - This Agreement shall be governed for all purposes by the substantive laws of the State of Indiana.

15. WAIVER OF RIGHTS - No waiver of a right or default hereunder by either party shall be deemed a continuing waiver or a waiver of any other right or default hereunder by such party.
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16. BINDING EFFECT - This Agreement and each and every covenant, term and condition thereof shall be binding upon and ensure to the benefit of the parties hereto and their respective successors and assignees.

17. ASSIGNABILITY - This Agreement and any rights or duties hereunder shall not be assignable or transferable directly or indirectly by either party, except to its successor in business.

18. ENTIRETY OF CONTRACT - This Agreement embodies the entire agreement between the parties hereto and may be waived, amended or supplemented only in writing executed by Thermwood and Distributor.

19. GOVERNING LAW - This Agreement and any changes, amendments or additions hereunder shall be interpreted under the laws of the State of Indiana.

20. NOTICE - All notices for the purpose of this agreement shall be deemed to be properly served when in writing and sent by first-class registered or certified mail, postage prepaid, to the other party at their respective headquarter addresses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives this__________day of __________,19_____.

DISTRIBUTOR______________________________
By_______________________________________
Title____________________________________

THERMWOOD CORPORATION
By _______________________________________
Title____________________________________